EXHIBIT 11

                             OXFORD INDUSTRIES, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                   NINE MONTHS AND QUARTERS ENDED MARCH 3, 1995
                              AND FEBRUARY 25, 1994
                                   (UNAUDITED)

                        Nine Months Ended                Quarter Ended
                   ----------------------------    --------------------------
                       March 3,    February 25,        March 3,  February 25,
                         1995          1994              1995        1994
                   ------------    ------------    ------------  ------------
Net Earnings        $12,747,000     $14,285,000      $1,824,000    $4,474,000

Average Number of Shares
  Outstanding:

   Primary            8,838,854       8,791,693       8,808,590     8,806,881
   Fully Diluted      8,842,178       8,815,537       8,809,466     8,832,192
   As Reported*       8,663,153       8,596,912       8,678,243     8,605,122


Net Earnings per Common Share:

   Primary                $1.44           $1.62           $0.21         $0.50
   Fully Diluted          $1.44           $1.62           $0.21         $0.50
   As Reported*           $1.47           $1.66           $0.21         $0.52


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*   Common stock equivalents (which arise solely from outstanding stock options) are not materially dilutive and, accordingly, have not been considered in the computation of net earnings per common share.